Nuveen Churchill Direct Lending Corp. Announces Second Quarter 2024 Results

Reports Net Investment Income of $0.57 per Share

Declares Third Quarter Regular Distribution of $0.45 per Share

NEW YORK, August, 7, 2024 - Nuveen Churchill Direct Lending Corp. (NYSE: NCDL) (“NCDL” or the “Company”), a business development company externally managed by its investment adviser, Churchill DLC Advisor LLC (the “Adviser”), and by its sub-adviser, Churchill Asset Management LLC (“Churchill”), today reported financial results for the quarter ended June 30, 2024.
Financial Highlights for the Quarter Ended June 30, 2024
•Net investment income per share of $0.57
•Total net realized and unrealized loss on investments per share of $(0.20)
•Net increase in net assets resulting from operations per share of $0.37
•Net asset value ("NAV") per share of $18.03, compared to $18.21 per share as of March 31, 2024
•Paid second quarter regular distribution of $0.45 per share and the first of four special distributions of $0.10 per share on July 29, 2024, which represents a 12.3% total annualized yield based on the second quarter NAV per share
•Declared third quarter regular distribution of $0.45 per share

“I am pleased with the momentum NCDL has maintained, generating net investment income to support an attractive 12.3% annualized dividend yield to shareholders,” said Ken Kencel, President and Chief Executive Officer of NCDL and Churchill. “Our focus on the middle market—coupled with our strong diversification, rigorous investment process, and differentiated sourcing model—positions NCDL to take advantage of the attractive opportunities we see in the private credit market.”
“We have constructed a defensive portfolio, with stable credit quality that is balanced across multiple measures—whether looking at sponsor, position size, or industry,” said Shai Vichness, Chief Financial Officer of NCDL and Churchill. “The fair value of our assets rose to $2.0 billion, and looking ahead we remain confident that we will continue to execute our strategy and provide strong risk-adjusted returns to our shareholders.”
Distribution Declaration
The Company’s Board of Directors (the "Board") has declared a third quarter 2024 regular distribution of $0.45 per share payable on October 28, 2024 to shareholders of record as of September 30, 2024. On January 10, 2024, the Board declared four special distributions of $0.10 per share, to be paid over a one-year period, with the next distribution payable on October 28, 2024 to shareholders of record as of August 12, 2024.
PORTFOLIO AND INVESTMENT ACTIVITY
As of June 30, 2024, the fair value of the Company's portfolio investments was $2.0 billion across 198 portfolio companies and 26 industries. This compares to $1.8 billion as of March 31, 2024 across 195 portfolio companies and 26 industries.
As of June 30, 2024, the Company’s portfolio based on fair value consisted of approximately 90.6% first-lien term loans, 7.8% subordinated debt investments, and 1.6% equity investments. As of March 31, 2024, the Company’s portfolio based on fair value consisted of 89.0% first-lien term loans, 9.3% subordinated debt investments, and 1.8% equity investments.

For the three months ended June 30, 2024, the Company funded $305 million of portfolio investments and received $100 million of proceeds from principal repayments and sales, compared to $204.3 million and $54.9 million for the three months ended March 31, 2024, respectively.
As of June 30, 2024 and March 31, 2024, the weighted average Internal Risk Rating of the portfolio at fair value was 4.1 and 4.1 (4.0 being the initial rating assigned at origination), respectively, and loans on non-accrual status represented 1.4% of total investments at amortized cost (or 0.5% of total investments at fair value) and 0.4% at amortized cost (or 0.1% at fair value), respectively. Two new portfolio companies were added to non-accrual status during the quarter.
RESULTS OF OPERATIONS
Investment Income
Investment income, primarily attributable to interest and fees on our debt investments, increased to $55.1 million for the three months ended June 30, 2024, from $37.1 million for the three months ended June 30, 2023, primarily due to increased investment activity driven by an increase in deployed capital, slightly offset by a decrease in the weighted average yield of debt and income producing investments. As of June 30, 2024, the weighted average yield of debt and income producing investments at fair value decreased to 11.4%, compared to 11.7% as of June 30, 2023, as a result of spread tightening.
Net Expenses
Net expenses increased to $24.1 million for the three months ended June 30, 2024, compared to $18.4 million for the three months ended June 30, 2023, primarily due to an increase in interest and debt financing expenses and management fees. Interest and debt financing expenses increased due to higher average daily borrowings, higher average interest rates, the use of the senior secured revolving credit facility in the third quarter of 2023 and the completion of two debt securitizations on December 7, 2023 and March 14, 2024, respectively. The increase in management fees was driven by the Company's increase in total assets. Under the terms of the advisory agreement, the Adviser is waiving the incentive fee on income and the incentive fee on capital gains for the first five quarters beginning with the calendar quarter in which the IPO was consummated (i.e., beginning with the calendar quarter ended March 31, 2024 through the calendar quarter ending March 31, 2025).
Net Realized Gain (Loss) and Net Change in Unrealized Gains (Losses) on Investments

Net realized gains increased to $1.0 million for the three months ended June 30, 2024, compared to $218 thousand for the three months ended June 30, 2023. The increase in the net realized gain was primarily driven by full or partial paydowns of our investments. For the three months ended June 30, 2024, the Company recorded a net change in unrealized loss of $(12.1) million, which resulted from a decrease in fair value primarily attributable to two underperforming portfolio companies. This compares to a net unrealized loss of $(4.2) million for the three months ended June 30, 2023.
Liquidity and Capital Resources
As of June 30, 2024, the Company had $71.0 million in cash and cash equivalents and $1.0 billion in total aggregate principal amount of debt outstanding. Subject to borrowing base and other conditions, the Company had approximately $290.0 million available for additional borrowings under its existing credit facilities, as of June 30, 2024. At June 30, 2024, the Company's debt to equity ratio was 1.04x compared to 0.82x at March 31, 2024.

CONFERENCE CALL AND WEBCAST INFORMATION
Nuveen Churchill Direct Lending Corp. will hold a conference call to discuss its second quarter 2024 financial results today at 11:00 AM Eastern Time. All interested parties may participate in the conference call by dialing (866) 605-1826 approximately 10-15 minutes prior to the call; international callers should dial +1 (215) 268-9877. Participants should reference Nuveen Churchill Direct Lending Corp. when prompted.
A live webcast of the conference call will also be available on the Events section of the Company's website at https://www.ncdl.com/news/events. A replay will be available under the same link following the conclusion of the conference call.

About Nuveen Churchill Direct Lending Corp.
Nuveen Churchill Direct Lending Corp. (“NCDL”) is a specialty finance company focused primarily on investing in senior secured loans to private equity-owned U.S. middle market companies. NCDL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. NCDL is externally managed by its investment adviser, Churchill DLC Advisor LLC, and by its sub-adviser, Churchill Asset Management LLC ("Churchill"). Both the investment adviser and sub-adviser are affiliates and subsidiaries of Nuveen, LLC (“Nuveen”) the investment management division of Teachers Insurance and Annuity Association of America (“TIAA”) and one of the largest asset managers globally. Churchill is a leading capital provider for private equity-backed middle market companies and operates as the exclusive U.S. middle market direct lending and private capital business of Nuveen and TIAA. Churchill is a registered investment advisor and majority-owned, indirect subsidiary of TIAA.

Forward-Looking Statements
This press release contains historical information and “forward-looking statements” with respect to the business and investments of NCDL, including, but not limited to, statements about NCDL’s future performance and financial performance and financial condition, which involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond NCDL’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in NCDL’s filings with the Securities and Exchange Commission, including changes in the financial, capital, and lending markets; general economic, political and industry trends and other external factors, and the dependence of NCDL’s future success on the general economy and its impact on the industries in which it invests. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which NCDL makes them. NCDL does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts
Investors:
Investor Relations
NCDL-IR@churchillam.com
Media:
Prosek Partners
Madison Hanlon
Pro-churchill@prosek.com
BPS-3773662PR-Q0824W

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets	(Unaudited)
Investments
Non-controlled/non-affiliated company investments, at fair value (amortized cost of $2,023,384 and $1,666,169, respectively)	$1,990,856	$1,641,686
Cash and cash equivalents	70,986	67,395
Restricted cash	50	50
Interest receivable	18,299	17,674
Receivable for investments sold	2,650	3,919
Prepaid expenses	93	13
Other assets	$—	$127
Total assets	$2,082,934	$1,730,864

Liabilities
Secured borrowings (net of $8,029 and $7,941 deferred financing costs, respectively) (See Note 6)	$1,020,721	$943,936
Payable for investments purchased	17,790	—
Interest payable	21,292	9,837
Due to adviser for expense support (See Note 5)	—	632
Management fees payable	3,590	3,006
Distributions payable	30,108	22,683
Directors’ fees payable	127	96
Accounts payable and accrued expenses	2,934	2,789
Total liabilities	$1,096,562	$982,979

Commitments and contingencies (See Note 7)

Net Assets: (See Note 8)
Common shares, $0.01 par value, 500,000,000 and 500,000,000 shares authorized, 54,705,779 and 41,242,105 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	$547	$412
Paid-in-capital in excess of par value	1,019,617	776,719
Total distributable earnings (loss)	(33,792)	(29,246)
Total net assets	$986,372	$747,885

Total liabilities and net assets	$2,082,934	$1,730,864

Net asset value per share (See Note 9)	$18.03	$18.13

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Investment income:
Non-controlled/non-affiliated company investments:
Interest income	$53,018	$36,292	$102,096	$69,679
Payment-in-kind interest income	1,529	551	3,521	872
Dividend income	33	24	341	40
Other income	509	234	726	470
Total investment income	55,089	37,101	106,684	71,061

Expenses:
Interest and debt financing expenses	18,721	14,298	35,662	27,041
Management fees (See Note 5)	3,590	2,475	6,854	4,781
Incentive fees on net investment income	3,075	—	7,534	—
Professional fees	693	964	1,403	1,554
Directors' fees	127	95	255	191
Administration fees (See Note 5)	484	350	1,026	659
Other general and administrative expenses	466	357	743	528
Total expenses before expense support and Incentive fees waived	27,156	18,539	53,477	34,754
Expense support (See Note 5)	—	(144)	—	(158)
Incentive fees waived (See Note 5)	(3,075)	—	(7,534)	—
Net Expenses after expense support	24,081	18,395	45,943	34,596
Net investment income	31,008	18,706	60,741	36,465

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on non-controlled/non-affiliated company investments	1,017	218	(2,608)	6,699
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated company investments	(12,102)	(4,242)	(8,045)	(15,379)
Income tax (provision) benefit	282	(376)	141	(762)
Total net change in unrealized gain (loss)	(11,820)	(4,618)	(7,904)	(16,141)
Total net realized and unrealized gain (loss) on investments	(10,803)	(4,400)	(10,512)	(9,442)

Net increase (decrease) in net assets resulting from operations	$20,205	$14,306	$50,229	$27,023

Per share data:
Net investment income per share - basic and diluted	$0.57	$0.61	$1.13	$1.23
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.37	$0.47	$0.93	$0.91
Weighted average common shares outstanding - basic and diluted	54,789.044	30,621.009	53,773.698	29,679.378

PORTFOLIO AND INVESTMENT ACTIVITY
(information presented herein is at amortized cost; dollar amounts in thousands)

	Three Months Ended June 30,
	2024	2023
Investments:
Total investments, beginning of period	$1,814,985	$1,293,592
Purchase of investments	304,976	102,103
Proceeds from principal repayments and sales of investments	(99,977)	(5,759)
Payment-in-kind interest	1,529	551
Amortization of premium/accretion of discount, net	854	628
Net realized gain (loss) on investments	1,017	218
Total investments, end of period	$2,023,384	$1,391,333

Portfolio companies at beginning of period	195	153
Number of new portfolio companies funded	11	9
Number of portfolio companies sold or repaid	(8)	(1)
Portfolio companies, end of period	198	161
Count of investments	434	329
Count of industries	26	23

	Six Months Ended June 30,
	2024	2023
Investments:
Total investments, beginning of period	$1,666,169	$1,225,573
Purchase of investments	509,305	202,017
Proceeds from principal repayments and sales of investments	(154,873)	(45,361)
Payment-in-kind interest	3,521	872
Amortization of premium/accretion of discount, net	1,870	1,533
Net realized gain (loss) on investments	(2,608)	6,699
Total investments, end of period	$2,023,384	$1,391,333

Portfolio companies at beginning of period	179	145
Number of new portfolio companies funded	34	20
Number of portfolio companies sold or repaid	(15)	(4)
Portfolio companies, end of period	198	161
Count of investments	434	329
Count of industries	26	23

See Notes to Consolidated Financial Statements